PRESS RELEASE

Millington, NJ. September 9, 2008 – MSB Financial Corp. (NasdaqGM:MSBF), the holding company for Millington Savings Bank, announced that its Board of Directors had approved a cash dividend in the amount of $0.03 per share payable on or about October 8, 2008 to stockholders of records as of September 23, 2008.

It is the Board’s current intention to pay a dividend quarterly although future dividends will be subject to the Board’s periodic review of the financial condition, earnings and capital requirements of the Company.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward looking statements.